Exhibit 99.1

DUCOMMUN INCORPORATED

CORPORATE OFFICERS

2017 BONUS PLAN

PURPOSE: Reward achievement of Annual Operating Plan of Ducommun Incorporated (the “Company”) to build profitability and provide competitive compensation levels.

PARTICIPANTS: Nine (9) corporate officers as set forth on Schedule A.

INCENTIVE AWARD RANGES: 0% to 300% of salary predicated on position.

INCENTIVE AWARD: Based on combination of:

1.	Company financial performance, and

2.	Individual manager performance.

APPROVAL: All awards to participants are subject to the approval of the Compensation Committee of the Board of Directors.

DUCOMMUN INCORPORATED

CORPORATE OFFICERS

2017 BONUS PLAN

(in $000s)

Definitions

Net Income	=	Net income excluding the following:

(i) the effect of any changes in accounting principles that were not contemplated in the Company’s annual operating plan,

(ii)    any gain or loss on the sale of any business or product line, including but not limited to post-closing adjustments to the purchase price, any indemnity or similar payments, and any costs or expenses in connection therewith

(iii) any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets),

(iv) transaction-related costs or expenses arising in connection with the purchase or sale of any business or product line, including the effects of Accounting Standards Codification 805

(v)    any costs or expenses arising in connection with the refinancing, restructuring or pre-payment of any debt, including but not limited to the unamortized portion of any original issue discount, the unamortized portion of any original issues cost and expenses, and any pre-payment or make-whole payments, costs or expenses,

(vi)   any restructuring, reorganization or other costs, expenses or charges not contemplated in the Company’s annual operating plan that the Compensation Committee determines should be adjusted to fairly reflect the operating performance of the Company; and

(vii) Other one-time costs as agreed by the CEO and the Compensation Committee.

Operating Income	=	Operating income (subject to the adjustments of Net Income as set forth above)

Cash Flow	=	Cash flow from operating activities (subject to the adjustments of Net Income as set forth above)

General

•	All persons covered by this Plan are eligible to receive the maximum bonus (3 x Target bonus) if Net Income equals or exceeds the Minimum Net Income set forth on Schedule B, provided that the Compensation Committee, in its discretion, may award bonuses in amounts more or less than the maximum bonus to any person covered by this Plan.

•	Bonus targets for the persons covered by this Plan are expressed as a percentage of 2017 salaries as set forth on Schedule A.

•	Any person added to the Plan during the year must be approved by the CEO of Ducommun, and will be eligible to receive a pro rata bonus for the portion of the year employed.

•	Except as set forth on Schedule A, to be eligible to receive a bonus award, a person must be employed by Ducommun or a subsidiary on the date of payment of the 2017 bonus.

•	All amounts shall be calculated after accrual of the bonuses.

•	All bonus awards to the persons listed on Schedule A are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors of Ducommun. The Compensation Committee shall make all interpretations of this Plan, and shall have discretion to make exceptions or adjustments as it deems appropriate.

Bonus Pool

•	A bonus pool shall be generated based sixty percent (60%) on the Operating Income and forty percent (40%) on the Cash Flow (each, a “Financial Metric”) of the Company compared to Target as set forth on Schedule B.

•	The bonus pool shall be calculated as follows:

	•	Minimum or less	=	$0

	•	Target	=	sum of target bonus percentage multiplied by the salary* for all persons covered by this Plan (“Aggregate Target Bonuses”).

	•	Maximum	=	three times the Aggregate Target Bonuses

*Actual salary earned in 2017

•	Shortfall in performance on one Financial Metric may be offset by over performance on the other Financial Metrics

•	All bonus pool amounts shall be calculated on a linear basis for performance between two data points.

Bonus Awards

•	Compensation Committee discretion in making individual bonus awards shall be based on:

• Company Operating Income and Cash Flow compared to Targets as set forth on Schedule B, and

• Assessment of individual manager performance.

•	Shortfall in performance on one Financial Metric may be offset by over performance on the other Financial Metrics.

•	Individual bonus awards generally are subject to adjustment based on individual manager performance so that the individual bonus award would be in the range of 80% to 150% of the amount that would have been awarded to an individual manager based on the Financial Metrics alone, provided, however, that in unusual circumstances the Compensation Committee, in its discretion, may make adjustments to individual manager awards that are greater than this range.